EXHIBIT 99.22

NEWS RELEASE

Contact:	Douglas Kessler	Tripp Sullivan
	COO and Head of Acquisitions	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376

ASHFORD HOSPITALITY TRUST COMPLETES ACQUISITION
OF SEA TURTLE INN IN JACKSONVILLE, FLORIDA

Transaction Highlights:

t	Acquired at an 8.2x first year EBITDA multiple
t	Asset enjoys strong reputation in high barrier to entry market
t	Opportunity to improve operating margins

DALLAS — (April 5, 2004) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has closed on the previously announced acquisition of Sea Turtle Inn, a 193-room, independently operated, full service beach front resort in Atlantic Beach, Florida, for total consideration of $23,050,000.

The purchase price was comprised of approximately $6,275,000 in cash, approximately 106,675 operating partnership units valued at approximately $1,075,000, or $10.08 per unit, and the assumption of approximately $15,700,000 in debt, equating to a 10.1x trailing twelve month EBITDA multiple. The assumed first mortgage bears interest at a rate of 7.25% based on a 25-year amortization schedule and matures in December 2005. The property generated trailing twelve month gross revenue of approximately $9,150,000.

Located on 3.3 acres of beach front property in Atlantic Beach, the Sea Turtle Inn includes approximately 8,500 square feet of meeting space, an outdoor pool and banquet/restaurant facilities. Built in 1972, the property has been completely renovated recently with over $9 million of improvements. As the only full service hotel in the Atlantic/Jacksonville Beach markets, the Sea Turtle Inn has established a loyal local following for both business and tourist travelers. Remington Lodging & Hospitality, L.P. will manage the property.

Monty J. Bennett, President and CEO of Ashford Hospitality Trust, stated, “After a very busy first quarter of direct hotel and mezzanine investments, we are pleased to begin the second quarter with the closing of the Sea Turtle Inn acquisition. Coupled with the expected closing of the SpringHill Suites – BWI Airport and the Sheraton Bucks County acquisitions later this quarter, this transaction expands our current portfolio to 19 hotels totaling 3,104 rooms. The unique and appealing characteristics of Sea Turtle Inn and the opportunity to increase cash flow in the first year through enhanced cost controls are an added bonus to the diversification it provides to our portfolio of branded full service and limited service hotels.”

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14185 Dallas Parkway, Suite 1100, Dallas TX 75254	Phone: (972)490-9600

AHT Closes on Sea Turtle Inn Acquisition

April 5, 2004

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Ashford Hospitality Trust is a self-administered real estate investment trust focused exclusively on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company’s web site at www.ahtreit.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the first year EBITDA multiple, anticipated closings of other transactions, the impact of the transaction on our business and future financial condition, our business and investment strategy; our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford’s control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in the section entitled “Risk Factors” in Ashford’s Registration Statement on Form S-11, as amended (File Number 333-105277), and from time to time, in Ashford’s other filings with the Securities and Exchange Commission. EBITDA is defined as Net Income before interest, taxes, depreciation and amortization.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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